EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Senior Vice President, Finance & CFO (513) 425-2888

Gary T. Barlow Named Vice President, Sales & Customer Service For AK Steel

WEST CHESTER, OH, August 20, 2010 — AK Steel (NYSE: AKS) said that Gary T. Barlow, 48, has been named Vice President, Sales and Customer Service, effective September 1, 2010.  Mr. Barlow succeeds Douglas W. Gant, who is retiring after 30 years of service to the company.
“Doug Gant has served our company and our customers well for three decades, and we offer our most sincere thanks and best wishes as he concludes a long and successful career with AK Steel,” said James L. Wainscott, Chairman, President and CEO.  “Under Doug’s leadership, new benchmarks were established at AK Steel for sales and customer service.”
Mr. Gant joined AK Steel’s predecessor, Armco, in its Detroit sales office in 1980, progressing through a number of sales and marketing positions before being named Vice President, Sales and Customer Service of AK Steel in January of 2004.
Gary Barlow joined AK Steel in May of 2010 from Chicago-based Ryerson Inc., a metals processing and distributing company, where he was most recently President, Northeast Region.  Prior to joining Ryerson, Mr. Barlow served in several auditing and financial service capacities at Bank of America.
“Gary is a seasoned sales veteran with a solid background in the metals industry.  Like Doug Gant, he understands the value of serving our customers better than any other steelmaker.  We welcome Gary to this important senior management role at AK Steel,” said Mr. Wainscott.
Mr. Barlow holds a Bachelor of Science degree in Accounting from Clemson University, and an MBA in International Business from the University of North Carolina.  His MBA coursework and residencies were completed in Hong Kong, New Delhi, Rotterdam, Istanbul, Mexico and Brazil.  He is a Certified Public Accountant.
AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets.  The company employs about 6,200 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana.  AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.  Additional information about AK Tube LLC is available on its web site at www.aktube.com.

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